Exhibit 23-b

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Trustmark Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-213637, 333-124772 and 333-124178) on Form S-8 of Trustmark Corporation of our report dated February 23, 2016, with respect to the consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2015, which report appears in the December 31, 2017 annual report on Form 10-K of Trustmark Corporation.

/s/ KPMG LLP

Jackson, Mississippi

February 20, 2018